UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2020
Vail Resorts, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware		51-0291762
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)

390 Interlocken Crescent
Broomfield,	Colorado	80021
(Address of Principal Executive Offices)		(Zip Code)

(303)	404-1800
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	MTN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Indenture

On December 18, 2020, Vail Resorts, Inc. (the “Company”) completed an offering of $575 million in aggregate principal amount of its 0.00% Convertible Senior Notes due 2026 (the “Notes”) in a private placement conducted pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The $575 million aggregate principal amount of Notes included the exercise in full of the option granted by the Company to the Initial Purchasers to purchase up to an additional $75 million aggregate principal amount of the Notes. The offer and sale of the Notes and the shares of common stock of the Company (the “common stock”) issuable upon conversion, if any, have not been registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

The Notes were issued under an Indenture dated as of December 18, 2020 (the “Indenture”) between the Company and U.S. Bank National Association, as Trustee. The terms of the Notes are governed by the Indenture. The Notes will not bear regular interest, and the principal amount of the Notes will not accrete. The Notes mature on January 1, 2026, unless earlier repurchased, redeemed or converted.

The Notes are general senior unsecured obligations of the Company, ranking senior in right of payment to any future debt that is expressly subordinated in right of payment to the Notes and equally in right of payment with all of the Company’s existing and future liabilities that are not so subordinated. The Notes will be effectively subordinated to all of the Company’s existing and future secured debt to the extent of the value of the assets securing such debt. The Notes will be structurally subordinated to all of the existing and future liabilities and obligations of the Company’s subsidiaries.

Holders may convert their Notes, at their option, only under the following circumstances:

•
during any calendar quarter commencing after the calendar quarter ending on March 31, 2021 (and only during such calendar quarter), if the last reported sale price per share of the common stock exceeds 130% of the conversion price for each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter;

•
during the five consecutive business days immediately after any 10 consecutive trading day period (such 10 consecutive day period, the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the common stock and the conversion rate on such trading day;

•	upon the occurrence of specified corporate events or distributions on the common stock, as described in the Indenture;

•	if we call the Notes for redemption; or

•	at any time from, and including, July 1, 2025 until the close of business on the scheduled trading day immediately before the maturity date.

The initial conversion rate for the Notes is 2.4560 shares of common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $407.17 per share of common stock, subject to adjustment upon the occurrence of certain specified events as set forth in the Indenture. The Company will settle conversions by paying cash and, if applicable, delivering shares of its common stock.

The Notes will be redeemable, in whole or in part, at the Company’s option at any time, and from time to time, on or after January 1, 2024 and on or before the 25th scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the notes to be redeemed, plus accrued and unpaid special and additional interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of the Company’s common stock exceeds 130% of the conversion price for a specified period of time. If the Company elects to redeem less than all of the Notes, at least $50.0 million aggregate principal amount of Notes must be outstanding and not subject to redemption as of the relevant redemption notice date. Calling any Notes for redemption will constitute a make-whole fundamental change with respect to such Notes, in which case the conversion rate applicable to the conversion of such Notes will be increased in certain circumstances if such Notes are converted after they are called for redemption.

In addition, upon the occurrence of a fundamental change (as defined in the Indenture), holders of the Notes may require the

Company to repurchase all or a portion of their Notes at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus any accrued and unpaid special and additional interest, if any, to, but excluding, the applicable repurchase date. If certain fundamental changes referred to as make-whole fundamental changes (as defined in the Indenture) occur, the conversion rate for the Notes may be increased for a specified period of time.

The Indenture includes customary events of default, including failure to make payment, failure to comply with the obligations set forth in the Indenture, certain defaults on certain other indebtedness, and certain events of bankruptcy, insolvency or reorganization. The Company may elect, at its option, that the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture will consist exclusively of the right of the holders of the Notes to receive additional interest on the Notes for up to 360 days following such failure.

The foregoing description of the Notes and the Indenture is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Amendment to Credit Agreement

Contemporaneously with the entry into the Indenture, Vail Holdings, Inc. a Delaware corporation (“Vail Holdings”) and a wholly-owned subsidiary of the Company, the Company and certain subsidiaries of the Company, as guarantors, Bank of America, N.A., as administrative agent (the “Agent”), and certain Lenders entered into a Fourth Amendment (the “Fourth Amendment”) to the Eighth Amended and Restated Credit Agreement, dated as of August 15, 2018 (as so amended, and as previously amended, the “Credit Agreement”).

Pursuant to the Fourth Amendment, among other terms, Vail Holdings will be exempt from complying with the Vail Holdings Credit Agreement’s maximum leverage ratio, maximum senior secured leverage ratio, and minimum interest coverage ratio financial maintenance covenants for each of the fiscal quarters ending July 31, 2020 through January 31, 2022 (unless Vail Holdings makes a one-time irrevocable election to terminate such exemption period prior to such date) (such period, the “Financial Covenants Temporary Waiver Period”), after which Vail Holdings will again be required to comply with such covenants starting with the fiscal quarter ending April 30, 2022 (or such earlier fiscal quarter as elected by Vail Holdings). After the expiration of the Financial Covenants Temporary Waiver Period:

•	the maximum leverage ratio permitted under the maximum leverage ratio financial maintenance covenant shall be 6.25 to 1.00;

•	the maximum senior secured leverage ratio permitted under the maximum senior secured leverage ratio financial maintenance covenant shall be 4.00 to 1.00; and

•	the minimum interest coverage ratio permitted under the minimum interest coverage ratio financial maintenance covenant will be 2.00 to 1.00.

The Company will be prohibited from the following activities during the Financial Covenants Temporary Waiver Period (unless approval is obtained by a majority of the Lenders):

•
paying any dividends or making share repurchases, unless (x) no default or potential default exists under the Vail Holdings Credit Agreement and (y) the Company has liquidity (as defined above) of at least $300.0 million, and the aggregate amount of dividends paid and share repurchases made by the Company during the Financial Covenants Temporary Waiver Period may not exceed $38.2 million in any fiscal quarter;

•	incurring indebtedness secured by the collateral under the Vail Holdings Credit Agreement in an amount in excess of $1.75 billion; and

•	making certain non-ordinary course investments in similar businesses, joint ventures and unrestricted subsidiaries unless the Company has liquidity (as defined above) of at least $300.0 million.

During the Financial Covenants Temporary Waiver Period, borrowings under the Vail Holdings Credit Agreement, including the term loan facility, bear interest annually at LIBOR plus 2.50% and, for amounts in excess of $400.0 million, LIBOR is subject to a floor of 0.25%.

The description above is a summary of the Fourth Amendment and is qualified in its entirety by the complete text of the Fourth Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation.

The information in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Indenture, dated December 18, 2020, by and between Vail Resorts, Inc. and U.S. Bank National Association, as Trustee (including the form of 0.00% Convertible Senior Note due 2026).
10.1
Fourth Amendment to the Eighth Amended and Restated Credit Agreement, dated as of December 18, 2020, between Vail Holdings, Inc., as borrower, Vail Resorts, Inc. and certain subsidiaries of Vail Resorts, Inc., as guarantors, and Bank of America, N.A., as administrative agent, on its own behalf and on the behalf of the Lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vail Resorts, Inc.
Date: December 18, 2020	By:	/s/ Michael Z. Barkin
Michael Z. Barkin
Executive Vice President and Chief Financial Officer